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                                                                    EXHIBIT 99.3


                        PAXSON COMMUNICATIONS CORPORATION
                            601 CLEARWATER PARK ROAD
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 659-4122



The Bank of New York
101 Barclay Street
New York, New York 10286
Attention:  Reorganization Section, Floor 21W


Re:      Paxson Communications Corporation (the "Issuer")

         Pursuant to The Exchange Offer section of the Prospectus dated ____________, 1998 (the "Prospectus"), which Prospectus is attached hereto as
Exhibit I, we appoint you as Exchange Agent subject to the terms hereof.

         As Exchange Agent, you are hereby instructed to perform the specific exchange agency duties set forth in The Exchange Offer section of the Prospectus.

         You will be acting solely as agent for the Issuer hereunder and will owe no fiduciary duties to any person by reason of this appointment.

         You will perform such duties and only such duties as are specifically set forth herein, and there shall be no implied covenants or obligations pursuant to this appointment. Without limiting, and in furtherance of, the foregoing, you shall not be liable or responsible for any of the provisions of the Prospectus except for those expressly referred to hereinabove.

         In the absence of willful misconduct or gross negligence on your part, you shall not be liable for any action taken, suffered or omitted or for any error of judgment made by you in the performance of your duties hereunder. You shall not be liable for any error of judgment made in good faith unless you shall have been grossly negligent in ascertaining the pertinent facts.

         You may rely, and shall be protected in acting or refraining from acting, upon any communication authorized hereby and upon any oral or written instruction, notice, request, direction, consent, report, certificate, form of certificate or other instrument, paper or document in good faith believed by you to be genuine.

         You may consult with counsel of your choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.

         You shall not be required to advance, expend or risk your own funds or otherwise incur or become exposed to financial liability in the performance of your duties hereunder.

         You may perform your duties and exercise your rights hereunder directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by you with due care hereunder.

         You make no representations as to (i) the validity or adequacy of the Issuer's power to make this appointment, or (ii) the Exchange Offer.



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         In consideration of your acceptance of the foregoing appointment by the
Issuer, the Issuer hereby agrees:

         (1) to pay to you from time to time reasonable compensation for all services rendered by you under the foregoing appointment;

         (2) to reimburse you upon your request for all reasonable expenses, disbursements and advances incurred or made by you in accordance with any of your agency duties (including the reasonable compensation and the expenses and disbursements of your agents and counsel) except that any such expense, disbursement or advance as may be attributable to your gross negligence or willful misconduct; and

         (3) to indemnify you for, and to hold you harmless against, any loss, liability or expense, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with the acceptance or administration of the agency created under the foregoing appointment, including the costs and expenses (including the reasonable fees and expenses of your counsel) of defending yourself against any claim or liability in connection with the exercise or performance of any of your duties thereunder and/or enforcing this indemnification provision.


                                    PAXSON COMMUNICATIONS CORPORATION



                                    By:
                                        ----------------------------------------
                                           Jeffrey Sagansky
                                           President and Chief Executive Officer


Accepted:

THE BANK OF NEW YORK



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